CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of the
West Shore Real Return Income Fund:

We consent to the use of our report, dated July 13, 2015, for the West Shore Real Return Income Fund, incorporated by reference herein, and to the references to our firm under the headings "Consolidated Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ KPMG LLP

Roseland, New Jersey

August 28, 2015